EXHIBIT 99.1
                                                                    ------------


           MELANIE J. DRESSEL APPOINTED PRESIDENT AND CHIEF EXECUTIVE
                       OFFICER OF COLUMBIA BANKING SYSTEM


TACOMA, WASHINGTON --- The Board of Directors of Columbia Banking System, Inc.
(CBSI) announced today that Melanie J. Dressel has officially assumed all duties as President and Chief Executive Officer of Columbia Banking System, and will continue to serve as President and Chief Executive Officer of Columbia Bank, CBSI's commercial bank subsidiary.

         William T. Weyerhaeuser, Chairman of the Board since 2001 and Interim Chief Executive Officer for CBSI since July 2002, will continue to serve as Chairman of CBSI and Columbia Bank. "This action reflects our confidence in the leadership and vision Melanie has demonstrated." Mr. Weyerhaeuser said. "We are pleased that she has taken on overall responsibility for the strategic direction of the Company."

          Ms. Dressel has served as President and Chief Operating Officer of CBSI and President and Chief Executive Officer of the Bank since January 2000. Since that time, the Company has grown from just over $1.2 billion in total assets to $1.7 billion as of year-end 2002, and has expanded to a branch network now totaling 36 banking offices in five counties.

         Columbia Banking System is a Tacoma-based bank holding company whose wholly owned subsidiary is Columbia Bank, a Washington state-charted, full-service commercial bank, with 36 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia's common stock trades on the Nasdaq Stock Market under the symbol: COLB.